EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

This document is a SEPARATION AGREEMENT AND RELEASE (this “Release Agreement”) and is between FERRO CORPORATION (“Ferro”) and Jeffrey L. Rutherford (“Mr. Rutherford”).

For good and valuable consideration, and intending to be legally bound, Ferro and Mr. Rutherford hereby agree as follows:

1.TERMINATION OF EMPLOYMENT

A.Ferro has employed Mr. Rutherford since April 2, 2012.

B.Mr. Rutherford and Ferro signed a confidentiality agreement (the “Confidentiality Agreement”) dated April 2, 2012.

C.Ferro and Mr. Rutherford signed a Change in Control Agreement effective as of May 2, 2012 (the “Change in Control Agreement”).

D.Mr. Rutherford has served as Chief Financial Officer for Ferro.

E.Mr. Rutherford’s employment relationship with Ferro has ended as of December 31, 2016 (the “Termination Date”) and Mr. Rutherford has no other service relationships with Ferro as of that date, so the Termination Date is also the date of “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.NORMAL PACKAGE AND OTHER MATTERS

A.Regardless of whether Mr. Rutherford signs this Release Agreement, Mr. Rutherford will be paid for time worked through the Termination Date and will be entitled to receive a payment equal to the value of current year accrued but unused vacation.

B.Regardless of whether Mr. Rutherford signs this Release Agreement, Mr. Rutherford will be permitted to extend existing medical, dental, and vision insurance coverage, if any, at his own expense, consistent with Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”) and any applicable state laws.

C.Regardless of whether Mr. Rutherford signs this Release Agreement, in accordance with the terms of Nonstatutory Stock Option Grants under the Ferro Corporation 2010 Long-Term Incentive Plan (the “2010 Plan”) or the Ferro Corporation 2013 Omnibus Incentive Plan (the “2013 Plan”), Mr. Rutherford will be entitled to exercise any stock options awarded to him by Ferro (that have vested as of the Termination Date) at any time up to and including March 31, 2017.  After March 31, 2017, Mr. Rutherford will not be entitled to exercise any further Ferro stock options.  Any stock options that did not vest as of the Termination Date will be forfeited as of the Termination Date.

D.Regardless of whether Mr. Rutherford signs this Release Agreement, in accordance with the terms of Performance Share Awards and Restricted Share Unit Awards under the 2010 Plan or the 2013 Plan, any Performance Shares or Restricted Share Units awarded to Mr. Rutherford that have not yet vested will be forfeited as of the Termination Date.  Restricted Share Units that are vested as of the Termination Date shall continue to be subject to the applicable holding period under the applicable award agreement, and after the expiration of such holding period, Mr. Rutherford will receive the shares of Ferro common stock underlying the applicable Restricted Share Unit Award pursuant to the terms of the applicable award agreement.

E.Regardless of whether Mr. Rutherford signs this Release Agreement, Mr. Rutherford’s rights with respect to any benefits payable under the Ferro Corporation Savings and Stock Ownership Plan and the Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees shall be governed by the terms and conditions of such plans.

3.ENHANCED PACKAGE

In consideration of the agreements and promises made by Mr. Rutherford in this Release Agreement, Ferro is prepared to provide Mr. Rutherford with, and Mr. Rutherford hereby elects to receive, the following enhanced separation pay and benefits (the “Enhanced Package”) in addition to the benefits described in paragraph 2 above and subject to the terms and conditions of this Release Agreement:

A.SEVERANCE PAYMENTS

Ferro will pay Mr. Rutherford the following:

(1)A severance payment totaling Seven Hundred Thirty-Three Thousand Three Hundred and Fifty Dollars ($733,350), which is equivalent to eighteen (18) months of Mr. Rutherford’s current base salary;

(2)A payment of Four Hundred Seventy-Six Thousand Six Hundred and Seventy-Eight Dollars ($476,678), which is equivalent to one and one-half (1.5) times the annual incentive that Mr. Rutherford would have earned under Ferro’s annual incentive plan for 2016, assuming that performance had been attained at the “target” level as based on a percentage of Mr. Rutherford’s current base salary;

(3)A payment equal to the annual incentive (if any) that Mr. Rutherford would have earned under Ferro’s annual incentive plan for 2016 if he was employed by Ferro as the Chief Financial Officer of Ferro on the last day of 2016, based on the actual level of performance attained for 2016.

B.CONTINUATION OF BENEFITS

To the extent that Mr. Rutherford is enrolled in Ferro’s medical, dental and/or vision plan as of the Termination Date, Mr. Rutherford and his spouse and dependents (if likewise so-enrolled as of the Termination Date) will continue to participate in those plans (whichever applicable) in accordance with the terms of such plans as they may be amended from time to time, at the same cost to Mr. Rutherford as would be incurred by similarly situated active employees (which may change from time-to-time) until (1) the date Mr. Rutherford becomes eligible for any medical, dental, or vision coverage provided by another employer or, if earlier, (2) eighteen (18) months following the Termination Date (the parties agree that the COBRA continuation period shall not begin until after the expiration of the periods set forth herein).  Mr. Rutherford’s portion of monthly premiums covering the first quarter of 2017 will be deducted from the lump sum Severance Payment.  Mr. Rutherford’s portion of premiums for subsequent months will be billed to him quarterly, and he agrees to pay such invoices within 30 days of receipt if he wishes to (and remains eligible to) continue coverage.  Any portion of the premium paid by Ferro shall be treated as taxable income to Mr. Rutherford.

C.OUTPLACEMENT SERVICES

Ferro shall make available to Mr. Rutherford reasonable outplacement services by a firm selected by Ferro and acceptable to Mr. Rutherford, at Ferro’s expense, in an amount not to exceed $10,000, for a period lasting not longer than one (1) year after the Termination Date.

D.FORM AND TIMING OF PAYMENTS

The timing of all payments to Mr. Rutherford under this Release Agreement shall be made in a manner that complies with Section 409A of the Code, as amended, and shall be made as follows:

(1)The Severance Payments under paragraphs 3(A)(1) and 3(A)(2) shall be paid on the first day of the seventh month following the Termination Date.

(2)The payment described in paragraph 3(A)(3) shall be payable to Mr. Rutherford on the date that currently employed executives of Ferro receive their annual incentive payment for 2016.

(3)No payment of any kind that would be considered deferred compensation subject to Section 409A of the Code and that is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code shall be payable to Mr. Rutherford before the first day of the seventh month after the Termination Date.  If any portion of this Release Agreement is deemed to be inconsistent with this paragraph 3(D)(3), then this paragraph 3(D)(3) shall prevail.

4.CONFIDENTIALITY, NONDISPARAGEMENT, NONCOMPETITION, AND NONSOLICITATION

In consideration of the Enhanced Package, Mr. Rutherford promises that:

A.For the period beginning on the Termination Date and ending eighteen (18) months later, Mr. Rutherford will not use or disclose to any persons any proprietary or confidential business information or trade secrets concerning Ferro or any of its affiliated companies (including all subsidiaries), obtained or which came to Mr. Rutherford’s attention during the course of his employment with Ferro.

B.For the period beginning on the Termination Date and ending eighteen (18) months later, Mr. Rutherford will not make any statements or disclose any information concerning Ferro, its directors, officers, management, staff, employees, representatives, or agents (collectively, “Ferro or its management”), which are likely to disparage Ferro or its management, which are likely to damage the reputation or business prospects of Ferro or its management, or which are likely to interfere in any way with the business relations Ferro has with its customers (including potential customers), suppliers, alliance partners, employees, investors, or shareholders.

C.For the period beginning on the Termination Date and ending eighteen (18) months later, Mr. Rutherford will not, directly or indirectly, engage in, or assist or have an ownership interest in, or act as an employee, agent, advisor or consultant of, for, or to any person, firm, partnership, corporation or other entity that is engaged in, the manufacture or sale of products that compete with Ferro’s products or any products which are logical extensions, on a manufacturing or technological basis, of Ferro’s products.

D.For the period beginning on the Termination Date and ending eighteen (18) months later, Mr. Rutherford will not, directly or indirectly, attempt in any way to induce any employee of Ferro or any customer of Ferro to cease employment or cease doing business with Ferro or to commence employment or commence business relations with any competitor of Ferro; and, during the same period, Mr. Rutherford shall not hire or in any way support or encourage or authorize the hire of any then-current Ferro employee at any place of employment other than Ferro.

E.Mr. Rutherford represents and warrants that, from the Termination Date through the date he signed this Release Agreement, he has not engaged in any activity inconsistent with the requirements of paragraph 4.

In addition, Mr. Rutherford hereby reaffirms the commitments made to Ferro in the Confidentiality Agreement, which are in no way diminished or overridden by the restrictions set forth in this paragraph 4.  This paragraph 4 is not intended to reduce any of the obligations that the law may impose on former employees, such as any legal obligation not to disclose trade secrets or other types of confidential information.

5.WAIVER

Mr. Rutherford acknowledges that Ferro is providing the Enhanced Package in lieu of all other benefits to which he is or may be entitled arising out of his termination of employment.  Mr. Rutherford hereby waives any and all rights to any other severance benefits offered to Ferro employees and any other right or benefit under any agreement, understanding, or promise, whether written or oral, between Mr. Rutherford and Ferro (or any of the Released Parties, as defined below).  This waiver does not affect Mr. Rutherford’s right to continuation of coverage under Ferro’s health insurance plans at his own expense pursuant to any rights Mr. Rutherford may have under federal COBRA law or any applicable state law.

6.RELEASE

In consideration of the Enhanced Package, Mr. Rutherford hereby releases Ferro Corporation and all of Ferro Corporation’s predecessors, successors, assigns, acquirers, parents, direct and indirect subsidiaries, affiliates, and all such entities’ officers, directors, agents, representatives, partners, shareholders, fiduciaries, insurers, attorneys, and employees (both current and former) (all released entities are collectively referred to as the “Released Parties”) from any and all claims, demands, actions, causes of action, suits, damages, losses, costs, interest, attorneys’ fees, and expenses, known or unknown, which Mr. Rutherford has or may claim to have against any of the foregoing arising from or relating to his employment or termination of employment with Ferro.

Mr. Rutherford acknowledges that the foregoing release includes (but is not limited to) all claims arising under federal, state, or local law in the United States prohibiting employment discrimination or retaliation, including, without limitation, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, 42 U.S.C. §1981, the Vietnam Era Veterans Readjustment Assistance Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, the Older Workers Benefit Protection Act, Chapters 4112 and 4113 of the Ohio Revised Code, including all amendments to all such laws, and all claims under any other federal or state laws, local ordinances or common law and other laws restricting an employer’s right to terminate the employment relationship.  Mr. Rutherford further acknowledges that such release includes (but is not limited to) any claims he may have under any internal grievance procedure at Ferro.

Mr. Rutherford agrees not to assert any such claims, demands, actions, or causes of action in any court of law or other judicial or arbitral forum.  Notwithstanding the foregoing, nothing contained herein shall be construed to prohibit Mr. Rutherford from filing a charge with the Equal Employment Opportunity Commission or any other governmental or administrative agency or participating in investigations by that entity or any other governmental or administrative entity.

The foregoing release does not waive rights or claims that may arise after the date this Release Agreement is executed.  Mr. Rutherford agrees that he will neither seek nor accept, from any source whatsoever, any further benefit, payment, or other consideration relating to any rights or claims that have been released in this Release Agreement.  Notwithstanding the foregoing, Mr. Rutherford will not give up his right to any benefits to which he is entitled under any Ferro retirement plan that is intended to be qualified under Section 401(a) of the Code, his rights, if any, under COBRA, or any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.

7.VOLUNTARY ELECTION

Mr. Rutherford acknowledges that:

A.The only consideration being given for signing this Release Agreement is set forth herein. In exchange for signing this Release Agreement, Mr. Rutherford is being provided consideration to which he would not otherwise be entitled.

B.No other promises or agreements have been made to or with Mr. Rutherford by any person or entity to induce Mr. Rutherford to sign this Release Agreement.

C.Mr. Rutherford has been given twenty-one (21) calendar days to consider the effect of this Release Agreement, including the release contained above, before signing this Release Agreement.  By signing below, Mr. Rutherford expressly acknowledges that he has been afforded the opportunity to take twenty-one (21) calendar days to consider this Release Agreement and that his execution of this document is with full knowledge of the consequences thereof and is of his own free will.  Notwithstanding the foregoing, in no event may Mr. Rutherford execute this Release Agreement prior to the Termination Date.

D.Mr. Rutherford is encouraged to discuss this Release Agreement and any matters related to the termination of his employment with an attorney of his own choosing.  Mr. Rutherford acknowledges that, before signing, he has had sufficient opportunity to do so.

E.Mr. Rutherford may revoke this Release Agreement during the seven-day period beginning immediately after he signs this Release Agreement.  Such revocation must be made in writing delivered to Ferro at the address listed below before the end of the seven-day period:

Ferro Corporation
6060 Parkland Boulevard
Suite 250
Mayfield Heights, Ohio 44124
Attention:  General Counsel

The “Effective Date” of this Release Agreement will be the day after the seven-day revocation period has expired.  This Release Agreement will be neither effective nor enforceable before the Effective Date.  If timely revoked, all portions of this Release Agreement will be void.

8.RETURN OF COMPANY PROPERTY

Mr. Rutherford represents that he has (A) returned to Ferro all company property in his possession, custody, or control, including but not limited to all paper documents, electronic documents, physical property, or other materials; and (B) deleted all copies he has of any electronic records or documents of Ferro and agrees that he will not, at any time in the future, seek to recover or permit recovery of any such deleted files unless required by law.  Mr. Rutherford certifies that he has not disclosed any Ferro proprietary, confidential, or trade secret information to anyone outside of Ferro and that he will not do so.  If Mr. Rutherford has any questions about the scope or applicability of this paragraph, he agrees to contact the General Counsel’s office at Ferro.

9.WITHHOLDING

All payments and all dollar amounts referenced in this Release Agreement are described in gross, but shall be subject to withholding, deductions and contributions as required by law.  Notwithstanding any other provision of this Release Agreement, Ferro shall not be obligated to guarantee any particular tax result for Mr. Rutherford with respect to any payment provided to Mr. Rutherford hereunder, and Mr. Rutherford shall be responsible for any taxes imposed on Mr. Rutherford with respect to any such payment.

10.EXECUTIVE AVAILABILITY

After the Termination Date, Mr. Rutherford shall provide reasonable assistance and cooperation to Ferro (or its affiliates or subsidiaries) concerning business or legal related matters about which Mr. Rutherford possesses relevant knowledge or information.  Such cooperation will be provided only at Ferro’s specific request and will include, but not be limited to, assisting or advising Ferro (or its subsidiaries or affiliates) with respect to any business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and/or trials).  Mr. Rutherford will be reimbursed for the reasonable costs of providing assistance and cooperation, including, without limitation, reasonable travel and lodging expenses.  Notwithstanding the foregoing or anything in this Release Agreement to the contrary, nothing in this Release Agreement is intended to require Mr. Rutherford to notify Ferro or any of its affiliate companies in advance of any communication with the Securities and Exchange Commission.

11.TERMINATION OF CHANGE IN CONTROL AGREEMENT

In accordance with the provisions of the Change in Control Agreement, the “Term” of the Change in Control Agreement (as defined therein) expires immediately upon the Termination Date.

12.GOVERNING LAW

This Release Agreement will be governed by the internal substantive laws of the State of Ohio.

13.BREACH

Ferro’s obligation to provide separation pay and benefits under this Release Agreement will cease immediately if Ferro determines that Mr. Rutherford failed to comply with any of his obligations under this Release Agreement, and Mr. Rutherford will be required to return to Ferro (with ten (10) days after request by Ferro) any amounts that Ferro has paid to Mr. Rutherford under this Release Agreement other than the payments described in paragraph 2.

Unless there is a risk of imminent harm to Ferro, Ferro will provide Mr. Rutherford with at least three (3) days written notice of any alleged violation or breach of the agreement, so that he may respond to the allegations prior to Ferro ceasing any payments or benefits, returning any payments, or taking any legal action under this Release Agreement.

Each party will bear its own costs to resolve any dispute arising under this Release Agreement.

14.ENTIRE AGREEMENT

This Release Agreement, together with the Confidentiality Agreement, contains the entire agreement between the parties hereto and replaces any prior agreements, contracts and/or promises, whether written or oral, with respect to the subject matters included herein.  This Release Agreement may not be changed orally, but only in writing, signed by each of the parties hereto.  This Release Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns.

15.INVALIDITY

The parties to this Release Agreement agree that the invalidity or unenforceability of any one provision or part of this Release Agreement will not render any other provision(s) or part(s) hereof invalid or unenforceable and that the other provision(s) or part(s) will remain in full force and effect.

By signing this Release Agreement, Mr. Rutherford affirms that he has read this Release Agreement carefully, that he knows and understands its contents, that he is signing this Release Agreement voluntarily, and that signing this Release Agreement is his own free act and deed.

[SIGNATURES ON FOLLOWING PAGE]

To evidence their agreement and intention to be bound legally by this document, Jeffrey L. Rutherford and FERRO CORPORATION have signed and dated this SEPARATION AGREEMENT AND RELEASE.

			FERRO CORPORATION
/s/ Jeffrey L. Rutherford			/s/ Peter T. Thomas
Jeffrey L. Rutherford		By:	Peter T. Thomas Chairman, President & Chief Executive Officer
Date:	01.03.2017	Date:	01.05.2017